Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TECHNOLOGY & TELECOMMUNICATION ACQUISITION CORPORATION
as Parent,

TETE TECHNOLOGIES SDN BHD.,
as Merger Sub,

SUPER APPS HOLDINGS SDN. BHD.,
as the Company,

TECHNOLOGY & TELECOMMUNICATION LLC,
in the capacity as Parent Representative,

and

MR. LOO SEE YUEN,
in the capacity as the Seller Representative,

Dated as of October 19, 2022

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TABLE OF CONTENTS CONTINUED

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		29

Section 4.1	Organization, Qualification and Standing	29

Section 4.2	Authority; Enforceability	29

Section 4.3	Non-contravention	28

Section 4.4	Brokers and Other Advisors	30

Section 4.5	Capitalization.	30

Section 4.6	Issuance of Shares	30

Section 4.7	Consents; Required Approvals	30

Section 4.8	Trust Account	31

Section 4.9	Employees.	31

Section 4.10	Tax Matters	31

Section 4.11	Listing	33

Section 4.12	Reporting Company	33

Section 4.13	Undisclosed Liabilities	34

Section 4.14	Parent SEC Documents and Parent Financial Statements	34

Section 4.15	Business Activities	37

Section 4.16	Parent Contracts	37

Section 4.18	Litigation	38

Section 4.19	Independent Investigation	38

Section 4.20	Information Supplied	38

Section 4.21	Investment Company	38

Section 4.22	Lockup	38

Section 4.23	Insider Letter Agreement	38

Section 4.24	Board Approval	38

Section 4.25	Vote Required	39

Section 4.26	No Foreign Person	39

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EXHIBITS.

Exhibit A	Form of Company Shareholder Support Agreement
Exhibit B	Form of Parent Shareholder Support Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Voting Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Non-Competition and Non-Solicitation Agreement

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 19, 2022, is entered into by and among (i) Technology & Telecommunication Acquisition Corporation, a Cayman Islands exempted company (“Parent”), (ii) TETE Technologies Sdn Bhd, a Malaysian private limited company and wholly owned subsidiary of Parent (“Merger Sub”), (iii) Super Apps Holdings Sdn. Bhd., a Malaysian private limited company (the “Company”), (iv) Technology & Telecommunication LLC, in the capacity as the representative from and after the Effective Time (as defined below) for the shareholders of Parent (other than the shareholders of the Company as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Parent Representative”), and (v) Loo See Yuen, in the capacity as the representative from and after the date hereof for the shareholders of the Company as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”). Parent, Merger Sub, the Company, Parent Representative, and the Seller Representative are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are used as defined in Section 11.13.

RECITALS:

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Malaysian Companies Act;

WHEREAS, it is intended, for U.S. federal income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, the Company will become a wholly owned subsidiary of Parent and the outstanding Company ordinary shares of RM 1.00 each (the “Company Ordinary Shares”) will be converted into the right to receive the consideration described in this Agreement;

WHEREAS, on October 19, 2022, the Company and Mobility One Sdn. Bhd., a Malaysian private limited company (“Mobility One”) which beneficially owns 100% of the outstanding ordinary shares of OneShop Retail Sdn. Bhd., a Malaysian private limited company (“OneShop Retail”), entered into a Share Sale Agreement pursuant to which the Company agreed to purchase 60% of Mobility One’s ownership interest in OneShop Retail in a transaction which shall close (the “OneShop Retail Closing”) at least one day prior to the Effective Time;

WHEREAS, in connection with the OneShop Retail Closing, the Company and Mobility One entered into a Joint Venture Agreement and Shareholders Agreement, dated October 19, 2022 (the “Mobility One Shareholders Agreement”), which governs the relationship between the Company and Mobility One as shareholders of OneShop Retail, including with respect to the composition of the board of directors of OneShop Retail;

WHEREAS, the Company and MyIsCo Sdn Bhd, a wholly owned subsidiary of MyAngkasa Digital Services Sdn Bhd, a Malaysian private limited company led by Angkatan Koperasi Kebangsaan Malaysia (“ANGKASA”), shall, at least one day prior to the Closing, enter into a Collaboration Agreement (the “Collaboration Agreement”) allowing OneShop Retail, as the authorized bill payment collection and credit lending agency of ANGKASA, to operate its payment collection system through ANGKASA’s authorized dealers for the collection and remission of any payment of bills via cash payment, credit card, debit card or cheque;

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of the Company and the Company Shareholders;

WHEREAS, the Board of Directors of the Company has approved the Merger and adopted this Agreement and has determined to recommend that the Company Shareholders adopt, authorize and approve this Agreement, the Merger and the Transactions;

WHEREAS, the Board of Directors of Parent has determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of Parent and its shareholders;

WHEREAS, the Board of Directors of Parent has approved the Merger and adopted this Agreement as the sole shareholder of Merger Sub and has determined to recommend that the shareholders of Parent adopt, authorize and approve this Agreement, the Merger and the Transactions;

WHEREAS, in conjunction with, inter alia, obtaining approval from the shareholders of Parent for the Merger and the Transactions, Parent shall provide an opportunity to its Parent Public Shareholders who purchased Parent Units in the IPO to have their shares redeemed for the consideration, on the terms and subject to the conditions and limitations, set forth in the Prospectus and the Amended and Restated Memorandum and Articles of Association of Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and the Company’s directors and executive officers are entering into a Company Shareholder support agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit A, providing that, among other things, such persons will vote their Company Ordinary Shares in favor of this Agreement, the Merger and the other Transactions; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company and certain shareholders of Parent (including Technology & Telecommunication LLC (the “Sponsor”) and the others Insiders) are entering into Parent Shareholder support agreement, dated as of the date hereof (the “Parent Shareholder Support Agreement”), substantially in the form attached hereto as Exhibit B, providing that, among other things, Parent Shareholders party to Parent Shareholder Support Agreement will vote their Parent Ordinary Shares in favor of this Agreement, the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, agree as follows:

______________________

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ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Malaysian Companies Act, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Transactions shall take place by means of telecommunication on the first (1st) Business Day after the OneShop Retail Closing, or at such other date, time or place as Parent and the Company may agree in writing, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Organizational Documents of Parent) of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file pursuant to Section 51 of the Malaysia Companies Act, a Register of Members with the Companies Commission of Malaysia, executed in accordance with the relevant provisions of the Malaysia Companies Act (the “Register of Members”). The Merger shall become effective upon the filing of the Register of Members or at such later time as is agreed to by the Parties and specified in the Register of Members (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the Malaysia Companies Act.

Section 1.5 Certificate of Incorporation of the Surviving Corporation.

(a) From and after the Effective Time and until further amended in accordance with applicable Law, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation provided, that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “Super Apps Holdings Sdn. Bhd”.

Section 1.6 Post-Closing Board of Directors and Officers.

(a) Immediately after the Closing, the initial slate of directors of Parent’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of 5 directors, two (2) of whom shall be designated by the Sponsor and three (3) of whom shall be designated by the Company. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules. The Parent shall cause any such director who is designated by Sponsor pursuant to the foregoing sentence to be nominated for election to the Post-Closing Board of Directors at the first and second annual meetings of shareholders of Parent following the Closing. At the Closing, Parent, Sponsor and certain shareholders of Parent will enter into a voting agreement in the form attached hereto as Exhibit D relating to the Sponsor’s right to have two nominees on the Post-Closing Board of Directors.

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(b) Parent shall take all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the individuals set forth on Schedule 1.6(b) (or such other Persons as designated by the Company prior to the Closing).

Section 1.7 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be those persons set forth on Schedule 1.7 (or such other Persons as designated by the Company prior to the Closing). The directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Corporation’s Organizational Documents and applicable Law.

Section 1.8 No Further Ownership Rights in Company Ordinary Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

Section 1.9 Rights Not Transferable. The rights of the Company Shareholders as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 1.10 Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Malaysian Companies Act at the time specified in Section 1.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Parent and the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

Section 1.11 Certain Tax Matters.

(a) The Parties intend that, for United States federal, and applicable state and local, income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each of Parent, Merger Sub, and the Company shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and none of Parent, Merger Sub or the Company has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would be reasonably expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) Each of Parent, Merger Sub, the Company and their respective Affiliates shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including filing all Tax Returns consistent with the Intended Tax Treatment (and attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger), and shall take no position or action inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

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(c) If, in connection with the preparation and filing of the Proxy Statement, the SEC requests or requires a tax opinion be prepared and submitted in such connection, Parent and the Company shall deliver to Loeb & Loeb LLP and the Law Offices of Jenny Chen-Drake, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement is declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement, and, if required, CAS Malaysia PLT shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 1.12 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law, provided, however, that in the event that Parent or the Surviving Corporation, as applicable, determines that it is so required to deduct or withhold any such amounts (except in the case of any compensatory payments made to employees subject to wage withholding), Parent or the Surviving Corporation, as applicable, shall provide at least five Business Days’ prior written notice thereof to the Company, including a reasonably detailed explanation therefor, and shall reasonably cooperate with the Company in responding to any requests for information or clarification made by the Company in respect thereof. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding including requesting and providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

Section 1.13 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Ordinary Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with the CMSA (such Company Ordinary Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the CMSA with respect to such shares) shall not be converted into a right to receive a portion of the aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by the CMSA; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to the CMSA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the CMSA, such Company Ordinary Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the aggregate Merger Consideration in accordance with Section 2.1 without interest thereon, upon transfer of such shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Ordinary Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

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ARTICLE II

MERGER CONSIDERATION

Section 2.1 Merger Consideration. As consideration for the Merger, the Company Shareholders collectively shall be entitled to receive from Parent, in the aggregate, a number of Parent Ordinary Shares, each valued at $10.00 per share, with an aggregate value equal to: (a) One Billion One Hundred Million U.S. Dollars ($1,100,000,000), minus (b) any Closing Net Indebtedness (the “Merger Consideration”), of which $235,000,000 shall be paid at Closing (the “Closing Merger Consideration”) with the remaining $865,000,000 subject to the earn-out provisions set forth in Section 2.8 (the “Contingent Merger Consideration”). The Per Share Merger Consideration otherwise payable to the Company Shareholders is subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 2.5(e), and after the Closing is subject to adjustment in accordance with Section 2.7 and the Contingent Merger Consideration.

Section 2.2 Conversion of Company Ordinary Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Ordinary Shares, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than (i) any Company Ordinary Shares held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Ordinary Shares” hereunder, and (ii) any Dissenting Shares), shall be canceled and converted into the right to receive a number of Parent Ordinary Shares equal to the Exchange Ratio. For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to the Company Ordinary Shares, except the right to receive the Per Share Merger Consideration.

(b) Two Business Days prior to the anticipated Closing Date (by 8:00PM Eastern Time), the Company shall deliver to Parent a schedule setting forth (i) each Company Shareholder as of the Closing, (ii) such Company Shareholder’s respective percentage of the Merger Consideration, (iii) the such Company Shareholder’s Pro Rata Share of the Closing Merger Consideration and (iv) such Company Shareholder’s Pro Rata Share of the Contingent Shares (as defined below), if earned (the “Equityholder Allocation Schedule”). If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Parent. Schedule 2.2 sets forth a non-binding example of the Equityholder Allocation Schedule assuming the inputs set forth therein.

Section 2.3 Effect on Capital Stock of the Company. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, any Company Ordinary Shares then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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Section 2.4 Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one ordinary share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of ordinary shares of Merger Sub will, as of the Effective Time, evidence ownership of such ordinary shares of the Surviving Corporation.

Section 2.5 Issuance of the Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional Parent Ordinary Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share, with a Company Shareholder’s portion of the Merger Consideration that would result in a fractional share of 0.50 or greater rounding up and a Company Shareholder’s portion of the Merger Consideration that would result in a fractional share of less than 0.50 rounding down.

(b) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”) for the benefit of the Company Shareholders, for exchange in accordance with this ARTICLE II, the number of Parent Ordinary Shares sufficient to deliver the aggregate Merger Consideration (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 2.5 (e)) payable pursuant to this Agreement (such Parent Ordinary Shares, the “Exchange Fund”). Parent shall cause Continental, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund (less the Escrow Shares) in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(c) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause Continental to deliver to each Company Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s Company Ordinary Shares for such Company Shareholder’s applicable portion of the Merger Consideration from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s applicable portion of the Merger Consideration to such Company Shareholder.

(d) Adjustments. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares occurring prior to the date the Merger Consideration is issued.

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(e) Escrow. At or prior to the Closing, Parent Representative, the Seller Representative and Continental (or such other escrow agent mutually acceptable to Parent and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which Parent shall issue to the Escrow Agent a number of Parent Ordinary Shares (with each share valued at $10.00 per share (the “Redemption Price”)) equal to ten percent (10%) of the Closing Merger Consideration and ten percent (10%) of the Contingent Consideration that has been fully earned and issued (collectively, the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held until the Indemnity Expiration Date, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 2.7, Article X and the Escrow Agreement. The Escrow Property shall be allocated among and transferred, if required, to the Company Shareholders based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Shareholders under Section 2.7 and Article X. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the Closing Merger Consideration pursuant to this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Company Shareholders for one year after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholders who have not theretofore complied with this Section 2.5 shall thereafter look only to Parent for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Section 2.6 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Indebtedness, as of the Reference Time, and the resulting Merger Consideration and Closing Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Company and its Subsidiaries, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivery of the Estimated Closing Statement to Parent, if requested by Parent, the Company will meet with Parent to review and discuss the Estimated Closing Statement and the Company will consider in good faith Parent’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and Parent both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with IFRS and otherwise in accordance with this Agreement.

Section 2.7 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Parent’s Chief Financial Officer (the “CFO”) shall deliver to Parent Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Company as of the Reference Time and (ii) a good faith calculation of the Closing Net Indebtedness as of the Reference Time, and the resulting Merger Consideration using the formula in Section 2.1. The Closing Statement shall be prepared, and the Closing Net Indebtedness and the resulting Merger Consideration and Closing Merger Consideration shall be determined in accordance with IFRS and otherwise in accordance with this Agreement.

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(b) After delivery of the Closing Statement, each of the Seller Representative and Parent Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Company relating to the preparation of the Closing Statement. The Seller Representative and Parent Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Parent and the Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Parent and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or Parent Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration and Closing Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and Parent Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and Parent Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Parties, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.7(c). For purposes of this Agreement, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by Parent Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if Parent Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association (the “AAA”) in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 2.7 and Section 2.8.

(c) If a dispute with respect to the Closing Statement or Contingent Merger Consideration Calculation Statement (as defined below) is submitted in accordance with this Section 2.7 or Section 2.8, as applicable, to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.7(c). Each of the Seller Representative and Parent Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Parent. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Shareholders, and all other costs and expenses incurred by Parent Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by Parent. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Parent Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and Parent Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the applicable provisions of this Agreement. It is the intent of the Parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and Parent Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Parent Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

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(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Closing Merger Consideration as finally determined in accordance with this Section 2.7, less (y) the Closing Merger Consideration that was determined at the Closing (including the Closing Merger Consideration deposited to the Escrow Account), pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then (i) the Seller Representative and Parent Representative shall, within three (3) Business Days after such final determination, provide joint instructions to the Escrow Agent to, subject to the provisions of Article X hereof, distribute to each Company Shareholder its Pro Rata Share of all Escrow Shares on the Indemnity Expiration Date, and (ii) Parent shall, within ten (10) Business Days after such final determination of the Closing Merger Consideration, issue to the Company Shareholders an additional number of Parent Ordinary Shares equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Shareholder receiving its Pro Rata Share of such additional Parent Ordinary Shares (with each Parent Ordinary Share valued at the Redemption Price for such purposes). Such additional Parent Ordinary Shares shall be considered additional Closing Merger Consideration under this Agreement and “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then the Seller Representative and Parent Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute (i) to Parent, a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price), and (ii) subject to the provisions of Article X hereof, to each Company Shareholder, its Pro Rata Share of all remaining Escrow Shares, if any after such distribution to Parent, on the Indemnity Expiration Date. Parent will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Shareholders under this Section 2.7(d), and the Company Shareholders shall not be required under this Section 2.7(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

Section 2.8 Earn-Out Payments.

(a) As soon as practicable, but in any event within fifteen (15) days after the end of each of the four consecutive fiscal quarters following the Closing (each an “Earn-Out Quarter”), Parent shall prepare, or cause to be prepared, and deliver to the Parent Representative a written statement (in each case, a “Contingent Merger Consideration Calculation Statement”) setting forth in reasonable detail its determination of the Revenue for the applicable Earn-Out Quarter and the resulting Contingent Merger Consideration earned for such Earn-Out Quarter. The Parent Ordinary Shares issuable in each Earn-Out Quarter (the “Contingent Shares”) shall be calculated as follows:

A = 21.625 million (B/C)

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Where:

A = the Contingent Shares for the relevant Earn-Out Quarter, up to a cumulative maximum aggregate amount of 86,500,000 shares of Parent Ordinary Shares

B = Revenue Achieved

C = Revenue Target

(b) For all purposes of this Section 2.8, the following terms shall have the following meanings:

“Revenue Achieved” means the consolidated revenue of the Surviving Corporation and its subsidiaries for each applicable Earn-Out Quarter, as set forth in the Surviving Corporation’s filings with the SEC.

“Revenue Target” means USD $87,000,000 for each applicable Earn-Out Quarter.

(d) After delivery of the Contingent Merger Consideration Calculation Statement, each of the Seller Representative and Parent Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of Parent relating to the preparation of the Contingent Merger Consideration Calculation Statement. The Seller Representative and Parent Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Parent and Surviving Corporation personnel and advisors regarding questions concerning or disagreements with the Contingent Merger Consideration Calculation Statement arising in the course of their review thereof, and Parent and the Surviving Corporation shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to the Contingent Merger Consideration Calculation Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (a “Contingent Consideration Objection Statement”). If a Contingent Consideration Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Contingent Merger Consideration Calculation Statement, then such Representative Party will have waived its right to contest the Contingent Merger Consideration Calculation Statement, all determinations and calculations set forth therein, and the resulting Contingent Merger Consideration set forth therein. If a Contingent Consideration Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and Parent Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and Parent Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.7(c).

(e) Subject to Section 2.8(c) hereof, any Contingent Shares issuable pursuant to Section 2.8(a) hereof shall be issued in full no later than thirty (30) Business Days following the date upon which the conditions set forth in Section 2.8(a) are achieved by the Surviving Corporation.

Section 2.9 No Liability. The Parties agree that Parent shall be entitled to rely conclusively on information set forth in the Equityholder Allocation Schedule and any amounts delivered by Parent to an applicable Company Shareholder in accordance with the Equityholder Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Company Shareholder in full satisfaction of the obligations of Parent under this Agreement and Parent shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this Article III, unless the context otherwise requires, references to the Company shall include, as appropriate, references to all direct and indirect Subsidiaries of the Company. Except as set forth in the Disclosure Schedules (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company represents and warrants to Parent as hereafter set forth in this ARTICLE III, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 3.1 Organization, Qualification and Standing.

(a) The Company is duly incorporated, validly existing and in good standing under the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in every jurisdiction in which the conduct of its business or the nature of its properties requires such registration qualification or authorization. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Parent, are in full force and effect. The Company is not in violation of its Organizational Documents.

(b) Schedule 3.1 sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Schedule 3.1, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of the Company has been duly incorporated or formed and, except as set forth on Schedule 3.1, is validly existing as a corporation or limited liability company in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or formation and the jurisdictions in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, and has the corporate power and authority to own, lease and operate its Assets and to conduct its business as presently conducted. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable, and is owned by the Company free and clear of any Lien (except for Permitted Liens). None of the Company’s Subsidiaries is in violation of its Organizational Documents.

Section 3.2 Authority; Enforceability. The Company’s board of directors has declared the Merger, this Agreement and the Transactions contemplated herein advisable. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions, other than the Company Shareholder Approval. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, other than the Company Shareholder Approval. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and, as to enforceability, subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law). The (i) affirmative vote of holders of a majority of the Company Ordinary Shares (the “Requisite Company Vote”) having voting power present in person or represented by proxy at a meeting of Company Shareholders at which a quorum is present or (ii) written consent of the Requisite Company Vote, is the only vote or consent of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions (the “Company Shareholder Approval”).

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Section 3.3 Consents; Required Approvals. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, no notices to, filings with, or authorizations, consents or approvals from any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement, each other Transaction Document or the consummation by the Company of the Transactions, except for (i) the filing of the Register of Members with the Companies Commission of Malaysia;(ii) the Hart-Scott-Rodino Act (“HSR Act”) pre-merger notification filing with the Federal Trade Commission and the Department of Justice (the “HSR Filing”)] and filings as may be required under any other applicable antitrust Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Non-contravention. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party by the Company and the consummation of the Merger and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Assets are subject, (b) violate any provision of the Organizational Documents of the Company, any Subsidiary thereof or any Affiliate thereof (subject to obtaining the Company Shareholder Approval), (c) violate, conflict with, result in a breach of, constitute (or with due notice or lapse of time or both would become) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Material Contract, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or its Subsidiaries, except, in the case of each of clauses (a), (c), and (d), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100 Company Ordinary Shares, of which 100 shares are issued and outstanding as of the date of this Agreement, and there are no other authorized equity interests of the Company that are issued and outstanding. As of the date of this Agreement, all outstanding Company Ordinary Shares are owned of record by the Persons set forth on Schedule 3.5(a) in the amounts set forth opposite their respective names. All of the outstanding Company Ordinary Shares are validly issued and outstanding, fully paid and non-assessable with no personal Liability attaching to the ownership thereof.

(b) As of the date hereof, there are, and immediately after consummation of the Closing there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (vi) Lien (other than a Permitted Lien) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

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(c) Upon the consummation of the Merger, Parent will own all of the issued and outstanding capital stock and equity securities of the Company free and clear of all Liens (other than Permitted Liens).

Section 3.6 Bankruptcy. Neither the Company nor any of its Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries is, and after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable fraudulent conveyance or transfer Law.

Section 3.7 Financial Statements.

(a) Attached hereto as Schedule 3.7(a) are true, complete and correct copies of (A) the unaudited consolidated financial statements of the Company and the audited consolidated financial statements of its Subsidiaries (including, in each case, any related notes thereto), consisting of the balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, and as applicable, audited by a PCAOB qualified auditor in accordance with International Financial Reporting Standards (“IFRS”) and the requirements of the Public Company Accounting Oversight Board (the “PCAOB”) for public companies, and the related unaudited income statements, changes in stockholder equity and statements of cash flows for the twelve months then ended (collectively, the “Annual Financial Statements”) and (B) the unaudited financial statements of the Company and its Subsidiaries as of and for the six (6) month period ended June 30, 2022 (the “Interim Balance Sheet Date”), consisting of the unaudited balance sheets as of such date, the unaudited income statements for the six (6) month periods ended on such date, and the unaudited cash flow statements for the six (6) month periods ended on such date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements (i) accurately reflect the books and records of the Company and its Subsidiaries as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiaries for the periods indicated and (v) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.12, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Neither the Company nor any of its Subsidiaries has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and Liabilities (excluding for the purpose of this section, unknown Liabilities) and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such that the Company and its Subsidiaries do not maintain any off-the-book accounts and that such the Company and its Subsidiaries’ assets are used only in accordance with their respective management’s directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the Company and its Subsidiaries’, (iv) access to the Company and its Subsidiaries’ assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company and its Subsidiaries assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. Neither the Company nor any of its Subsidiaries has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. In the past five (5) years, neither the Company nor any of its Subsidiaries nor any Representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c) All financial projections with respect to the Company and its Subsidiaries that were delivered by or on behalf of the Company to Parent or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

Section 3.8 Liabilities.

(a) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Interim Balance Sheet Date in the Ordinary Course that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) as set forth in Schedule 3.8(a), or (iv) for Liabilities incurred in connection with the Transactions, the Company has no Liabilities (excluding for the purpose of this section, unknown Liabilities) of a nature required to be reflected on a balance sheet of the Company prepared in accordance with IFRS.

(b) Set forth in Schedule 3.8(b) is a list of all Indebtedness of the Company and its Subsidiaries for borrowed money. Neither the Company nor any of its Subsidiaries has guaranteed any other Person’s Indebtedness for borrowed money.

Section 3.9 Internal Accounting Controls. The Company and its Subsidiaries have established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects; (c) access to material assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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Section 3.10 Absence of Certain Developments. Except as set forth in Schedule 3.10, between the Interim Balance Sheet Date and the date hereof, neither the Company nor any of its Subsidiaries has taken any action that, if such action were taken between the Interim Balance Sheet Date and the date hereof, would have required Parent consent pursuant to Section 5.1. Neither the Company nor any of its Subsidiaries has received any grant or other financial support, financial benefits or relief from any Governmental Authority.

Section 3.11 Accounts Receivable; Accounts Payable.

(a) Except for notes and accounts receivables that would not be deemed to be material under IFRS, all notes and accounts receivable of the Company or any of its Subsidiaries reflected in the Interim Financial Statements are current and collectible in amounts not less than the aggregate amount thereof (net of reserves that are established in accordance with IFRS applied consistently with prior practice) carried (or to be carried) on the books of the Company and represent bona fide transactions that arose in the Ordinary Course and are properly reflected on the Company’s books and records. As of the date of this Agreement, except as set forth on Schedule 3.11, none of such notes or accounts receivable that relate to a Material Customer are (i) past due more than ninety (90) days and there is no contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable, and to the Knowledge of the Company, all such notes or accounts receivable that relate to a Material Customer (net of reserves that are established in accordance with IFRS applied consistently with prior practice) are collectable in the Ordinary Course and (ii) to the Knowledge of the Company, no request for or an agreement for deduction or discount has been made with respect to such accounts receivable that relate to a Material Customer.

(b) The accounts payable of the Company reflected in the Interim Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course consistent with past practice.

Section 3.12 Compliance with Law.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has been since inception, is in, nor has any Liability in respect of any, violation of, and no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would constitute or result in a violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply with, or any Liability suffered or incurred by the Company or any of its Subsidiaries in respect of any violation of or material noncompliance with, any Laws and Orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance.

(b) The Company and each of its Subsidiaries has all Permits necessary for the conduct of its business as presently conducted, and (i) each of the Permits is in full force and effect; (ii) the Company and each of its Subsidiaries are in compliance with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.13 Title to Properties.

(a) Section 3.13(a) of the Disclosure Schedules sets forth as of the date hereof the address of each real property owned by the Company (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable title to all Owned Real Property and valid leasehold interests in all Leased Real Property.

(b) Schedule 3.13(b) hereto includes a true, complete and correct list, as of the date hereof, of (i) all Contracts under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise uses or occupies any real property as a lessee, sublessee, licensee or occupant thereof, whether in the Company’s or any Subsidiary’s capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (such Contracts are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased, subleased, licensed or otherwise used or occupied pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has made available to Parent true, complete and correct copies of all Real Property Leases. To the Knowledge of the Company, no Person other than the Company or any of its Subsidiaries has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. There are no parties physically occupying or using any portion of any of the Leased Real Properties nor, to the Knowledge of the Company, do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company or its Subsidiaries.

(c) As of the date hereof, (i) all required deposits and additional rents due to date pursuant to each Real Property Lease have been paid in full; (ii) neither the Company nor any Subsidiary has prepaid rent or any other amounts due under any Real Property Lease more than 30 days in advance; and (iii) no party has any rights of offset against any rents, required security deposits or additional rents payable under any Real Property Lease. None of the Owned Real Property or Leased Real Property is subject to any Lien, except Permitted Liens.

(d) The Company and each of its Subsidiaries owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of their respective material Assets which are tangible in nature. The Company and each of its Subsidiaries owns, leases under valid leases or has use of and/or valid access under valid agreements to all material facilities, machinery, equipment and other tangible Assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery and equipment are in good working condition and repair and generally are adequate and suitable in all material respects for their present use, Ordinary Course wear and tear excepted.

Section 3.14 International Trade Matters; Anti-Bribery Compliance.

(a) The Company and its Subsidiaries currently are and, since inception have been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable applicable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any applicable Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable applicable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including applicable Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable applicable Laws of other countries (collectively, “International Trade Control Laws”).

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(b) Neither the Company, its Subsidiaries, nor any director or officer, nor any employee or, to the Knowledge of the Company, agent of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the target of Sanctions Laws or identified on any sanctions or prohibited party lists administered by a an applicable Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, as amended from time to time, or any Person 50% or more owned or otherwise controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria. Neither the Company, its Subsidiaries, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) Neither the Company nor its Subsidiaries has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

Section 3.15 Tax Matters.

(a) The Company and its Subsidiaries have filed all Tax Returns required by applicable Law to be filed by the Company and each of its Subsidiaries, all Taxes (whether or not shown on any Tax Returns) due and owing by the Company and its Subsidiaries have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS, and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress against the Company or any of its Subsidiaries in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

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(c) No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e) The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) Neither the Company nor any of its Subsidiaries has an outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the Ordinary Course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that will remain outstanding as of the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any Assets of the Company or its Subsidiaries other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which the Company could have any Tax Liability after the Closing. Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or its Subsidiaries and any Tax authority.

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of: (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing; (iii) any installment sale or open transaction disposition made on or before the Closing; (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued on or after January 1, 2019 and prior to the Closing outside the Ordinary Course; (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) the Company or any of its Subsidiaries that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company or any of its Subsidiaries within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing, or (ix) election made pursuant to Section 965(h) of the Code.

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(m) The unpaid Taxes of the Company or any of its Subsidiaries for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns.

(n) Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications (including provisional applications) including any application, registration, patent or serial numbers, application or registration date, the applicable jurisdiction, status and identification of any actions that must be taken in the six (6) months after the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, (ii) trademark registrations and pending trademark applications, including any application, registration, or serial numbers, application or registration date, the applicable jurisdiction, status and identification of any actions that must be taken in the six (6) months after the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, (iii) registered copyrights and pending copyright applications, including any application or registration numbers, application or registration date, the applicable jurisdiction, status and identification of any actions that must be taken in the six (6) months after the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iv) internet domain name registrations, including registrar and expiration date, and (v) social media accounts and identifiers, including administrator access information, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). All of the accounts, registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and to the Knowledge of the Company, all such accounts, registrations and issuances within the Scheduled Intellectual Property are valid.

(b) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to a Material Customer pursuant to a Contract is valid, subsisting and enforceable. Except as set forth on Schedule 3.16(b), (i) no Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, copyright prosecution Proceedings, and Uniform Domain-Name Dispute-Resolution Policy Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company no Proceedings described in this Section 3.16(b) are or have been threatened in writing.

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(c) To the Knowledge of the Company, the Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Intellectual Property material to its business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 3.25(f) and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property.

(d) To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted in the six (6) year period immediately preceding the date hereof, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. Schedule 3.16(d) sets forth a true, accurate, and complete list of all Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(e) Schedule 3.16(e) sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. Except as would not have a Company Material Adverse Effect or except as set forth in Schedule 3.16(e), to the Knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(f) Each current and former officer, employee or contractor of the Company or any of its Subsidiaries who in the regular course of such Person’s employment or engagement with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Owned Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Owned Intellectual Property. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(g) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

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(h) The Company and its Subsidiaries have established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). The Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(i) The Company and its Subsidiaries have in place policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ personal data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of personal data.

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of personal data.

(k) None of the Software within the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary with any open source software in a manner that requires any such Software within the Owned Intellectual Property to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

Section 3.17 Insurance.

(a) Schedule 3.17 sets forth, as of the date hereof, a true, complete and correct list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company and its Subsidiaries (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees and/or operations of the Company and its Subsidiaries (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles and the policy expiration dates. All Policies and Bonds are of at least like character and amount as are carried by like businesses similarly situated.

(b) All such Policies and Bonds are in full force and effect and will not in any way be affected by or terminated or lapsed by reason of the consummation of the Transactions. Neither (i) the Company nor any of its Subsidiaries is in default under any provisions of the Policies or Bonds, and there is no claim by the Company or any of its Subsidiaries or any other person, corporation or firm pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds; and (ii) the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof.

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Section 3.18 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened by or against the Company or its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliates, and neither the Company nor any of its Subsidiaries is bound by any Order. As of the date hereof, the Company does not have any Proceeding pending against any Governmental Authority or other Person.

Section 3.19 Bank Accounts; Powers of Attorney. Schedule 3.19 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company and each of its Subsidiaries has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto.

Section 3.20 Material Partners. Schedule 3.20 sets forth the ten (10) largest customers of the Company and its Subsidiaries by revenue (each a “Material Customer”) and the ten (10) largest vendors (including, without limitation, suppliers and manufacturers) of the Company and its Subsidiaries by expense (each a “Material Supplier, and together with the Materials Customers, the “Material Partners”), in each case for the 12-month period ended December 31, 2021 and the six month period ended June 30, 2022. No such Material Partner has terminated or adversely changed its relationship with the Company nor has the Company received written notification that any such Material Partner intends to terminate or materially and adversely change such relationship or that such Material Partner is not solvent. There are no currently pending or, to the Knowledge of the Company, threatened disputes between the Company and any of its Material Partners that (a) could reasonably be expected to materially and adversely affect the relationship between the Company and any Material Partner or (b) could reasonably be expected to materially and adversely affect the Company. To the Knowledge of the Company, there is no basis for any Material Partner to assert a claim against the Company or any of its Subsidiaries based upon the Company entering into of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions.

Section 3.21 Labor Matters.

(a) Since January 1, 2019, the Company and each of its Subsidiaries has complied with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Since January 1, 2019, the Company and each of its Subsidiaries has met all requirements required by Law or regulation relating to the employment of foreign citizens, and neither the Company nor any of its Subsidiaries currently employs, and has never employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since January 1, 2019, the Company and each of its Subsidiaries have complied with all Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

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(b) Neither the Company nor any of its Subsidiaries is delinquent in material payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c) There is no unfair labor practice complaint pending, or to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(d) There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

(e) No labor union represents any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Since January 1, 2019, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries regarding their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or union contract.

(f) To the Knowledge of the Company, (i) no Key Employee or officer of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or Key Employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries or (B) the Company’s business or operations; or (ii) no Key Employee or officer of the Company or any of its Subsidiaries, or any group of officers of the Company, has given written notice of their interest to terminate their employment with the Company, nor does the Company have any intention to terminate the employment of any of the foregoing.

(g) Except as set forth on Schedule 3.21(g), the employment of each of the Key Employees is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All material sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued on the accounting records of the Company and its Subsidiaries.

(h) Since January 1, 2019, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company and each of its Subsidiaries, to the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Benefit Arrangement purposes and, to the Knowledge of the Company, neither the Company nor any Subsidiary has any Liability by reason of any individual who performs or performed services for the Company or any Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Since January 1, 2019, to the Knowledge of the Company, each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to the Company.

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(i) Since January 1, 2019 neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

Section 3.22 Employee Benefits.

(a) Schedule 3.22(a) sets forth an accurate and complete list of all “Benefit Arrangements.” For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant or other service provider of the Company or any Subsidiary or under which the Company or any of its subsidiaries has any material Liability.

(b) With respect to each Benefit Arrangement, the Company has provided to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any Subsidiary from the IRS regarding the tax-qualified status of such Benefit Arrangement and (vi) the most recent written results of all required compliance testing.

(c) With respect to each Benefit Arrangement, (i) each Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or, to the Knowledge of the Company, against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and, to the Knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Arrangement; (iv) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company or any of its subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since January 1, 2019 have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and IFRS, in each case, in all material respects; and (vi) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.

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(d) Except as specified in Schedule 3.22(d), neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company and its Subsidiaries; (ii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(e) Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the Transactions. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Section 3.23 Environmental and Safety. Since inception, the Company and its Subsidiaries have complied and are in compliance with all, and have not received any written notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to so comply. Since inception, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice or report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental and Safety Requirements, or (b) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation.

Section 3.24 Related Party Transactions.

(a) Schedule 3.24 sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2019 and the date hereof, between the Company or any of its Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2019 by any current or former Affiliate to the Company or any of its Subsidiaries.

(b) None of the Company Shareholders nor any of their Affiliates own or have any rights in or to any of the material Assets, properties or rights used by the Company or any of its Subsidiaries.

Section 3.25 Material Contracts.

(a) Schedule 3.25 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts (other than Benefit Arrangements) to which the Company or any of its Subsidiaries is a party (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $500,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course);

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(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $500,000 annually;

(iii) Collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization, or other Contract providing for co-employment of employees of the Company or any of its Subsidiaries, or Contract with a professional employer organization or co-employer organization or other Contract provision for co-employment of employees of the Company or its Subsidiaries;

(iv) Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement, the other Transaction Documents to which the Company is a party or the Closing in connection with any of the Transactions;

(v) Contract relating to Indebtedness, including the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company or any of its Subsidiaries and issuance of any Indebtedness by the Company or its Subsidiaries in excess of $1,000,000;

(vi) any Real Property Lease or Contract under which the Company or any of its Subsidiaries is the lessee of or the holder or operator of any material personal property owned by any other Person;

(vii) Contract under which the Company or any of its Subsidiaries is the lessor of or permits any third Person to hold or operate any Owned Real Property, Leased Real Property or material personal property owned or controlled by the Company or any of its Subsidiaries;

(viii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party of any Owned Intellectual Property, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $1,000,000, (2) any Contract related to open source software, or (3) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course, and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(ix) Affiliate Contracts;

(x) Contracts involving any Governmental Authority other than Contracts for the sale of the Company’s products in the Ordinary Course;

(xi) Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(xii) Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

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(xiii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xiv) any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents;

(xvi) all Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest; and

(xvii) Contracts related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person, including the Collaboration Agreement and the Mobility One Shareholders Agreement.

(b) Each Material Contract (x) is valid, binding and enforceable against the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company and its Subsidiaries, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including, but not limited to, the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. There has been made available to Parent a true, complete and correct copy of each of the Material Contracts listed on Schedule 3.25.

Section 3.26 SEC Matters. The information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Shareholders or at the time of Parent Shareholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Section 3.27 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

Section 3.28 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III, none of the Company, the Company’s Subsidiaries or any other Person makes any express or implied representation or warranty, either written or oral, with respect the Company or any of its Subsidiaries, and the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company, any Subsidiary of the Company or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). .

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in Parent SEC Documents, filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

Section 4.1 Organization, Qualification and Standing. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of each of Parent and Merger Sub are in full force and effect. Neither Parent nor Merger Sub is in violation of its Organizational Documents.

Section 4.2 Authority; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either is a party, and the consummation by Parent and Merger Sub of the Transactions, has been duly authorized and approved by their respective boards of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement, the other Transaction Documents to which either is a party, and the consummation by them of the Transactions. This Agreement and the other Transaction Documents to which either is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 Non-contravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which either is a party by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub or (b) assuming that the authorizations, consents and approvals referred to in Section 4.7 are obtained and the filings referred to in Section 4.7 are made, (i) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any contract or other agreement to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

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Section 4.4 Brokers and Other Advisors. Except for the deferred underwriting commissions in the amount of $4,025,000, payable to EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), as described in Parent SEC Documents (the “Business Combination Fees”), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or its Affiliates who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 4.5 Capitalization.

(a) The authorized share capital of Parent consists of 479,000,000 Class A Parent Ordinary Shares and 20,000,000 Class B Parent Ordinary Shares, of which 12,032,500 Class A Parent Ordinary Shares and 2,875,000 Class B Parent Ordinary Shares are issued and outstanding as of the date hereof and 1,000,000 Parent Preferred Shares, of which none are issued and outstanding as of the date hereof. 12,032,500 Parent Ordinary Shares are reserved for issuance upon the exercise of Parent Warrants. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. Other than as set forth in Parent SEC Documents, and any promissory notes that may be issued by the Sponsor to Parent for working capital purposes that are set forth on Schedule 4.5 there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or any other interest in, Parent. Parent does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Parent SEC Documents, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Parent Ordinary Shares. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Other than Merger Sub, Parent does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

Section 4.6 Issuance of Shares. The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and non-assessable.

Section 4.7 Consents; Required Approvals. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by Parent and/or Merger Sub of the Transactions, except for (a) the filing of the Register of Members with the Companies Commission of Malaysia by the Company, and (b) the HSR Filing.

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Section 4.8 Trust Account. As of October 17, 2022, Parent has $117,574,513.99 in the trust account established by Parent for the benefit of Parent Public Shareholders and EF Hutton (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement, dated as of January 14, 2022, between Parent and Continental (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Parent has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, by Continental. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in Parent SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than the payment of the Business Combination Fees payable to EF Hutton, for deferred underwriting commissions as described in Parent SEC Documents and Parent Public Shareholders who elect to redeem their Parent Ordinary Shares pursuant to Parent’s Amended and Restated Memorandum and Articles of Association), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Ordinary Shares in accordance with the provisions of Parent’s Organizational Documents. There are no claims or proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

Section 4.9 Employees.

(a) Other than any officers as described in Parent SEC Documents and consultants and advisors in the Ordinary Course, Parent and Merger Sub have never employed any employees or retained any contractors.

(b) Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, neither Parent nor Merger Sub has any unsatisfied material Liability with respect to any officer or director.

(c) Parent and Merger Sub have never, and do not currently, maintain, sponsor, or contribute to or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Benefit Arrangement” determined as if such definition referenced Parent instead of the Company (“Parent Benefit Arrangement”).

Section 4.10 Tax Matters. For purposes of this Section 4.10, any reference to “Parent” shall also include Merger Sub.

(a) Parent has filed all Tax Returns required by applicable Law to be filed by Parent, all Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with IFRS, and all such Tax Returns were true, complete and correct in all respects.

(b) There is no Proceeding, audit or claim now in progress, or to the Parent’s Knowledge, threatened against Parent in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

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(c) No written claim has been made by any Tax authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e) Parent has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (other than extensions requested in the Ordinary Course), and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent that will remain outstanding as of the Closing Date.

(g) Parent has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any Assets of Parent other than Permitted Liens.

(i) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which Parent could have any Tax Liability after the Closing. Parent does not have any request for a ruling in respect of Taxes pending between Parent and any Tax authority.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.

(k) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of: (i) any use of an improper or change in method of accounting for any Tax period that occurred on or before Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before Closing; (iii) any installment sale or open transaction disposition made on or before the Closing; (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the Ordinary Course; (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) the Parent being treated as a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) and having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Parent within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing, or (ix) election made pursuant to Section 965(h) of the Code.

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(m) (m) The unpaid Taxes of the Parent for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Parent in filing Tax Returns.

(n) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.11 Listing. Parent Units, Class A Parent Ordinary Shares and Parent Warrants are listed on Nasdaq, with trading tickers TETEU, TETE and TETEW. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit, suspend or terminate the listing of Parent Units, Class A Parent Ordinary Shares and Parent Warrants on Nasdaq.

Section 4.12 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Class A Parent Ordinary Shares, Parent Units and Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent by the SEC or any securities exchange with respect to the deregistration of the Class A Parent Ordinary Shares or Parent Warrants under the Exchange Act. Parent has taken no action in an attempt to terminate the registration of Parent Ordinary Shares, Parent Units or Parent Warrants under the Exchange Act.

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Section 4.13 Undisclosed Liabilities. Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, (b) such Liabilities arising in the ordinary course of Parent’s business since the date of the most recent Parent Financial Statement, and (c) Liabilities incurred in the connection with the Transactions, none of which, individually or in the aggregate, would have a Parent Material Adverse Effect taken as a whole.

Section 4.14 Parent SEC Documents and Parent Financial Statements.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modification that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.

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(b) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in Parent SEC Documents and Additional Parent SEC Documents is in conformity with IFRS (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Parent has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Document (the “Parent Certifications”). Each of Parent Certifications is true and correct.

(d) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(e) Parent maintains a standard system of accounting established and administered in accordance with IFRS. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company, to the extent applicable, a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data.

(f) Parent has no off-balance sheet arrangements. No financial statements other than those of Parent are required by IFRS to be included in the consolidated financial statements of Parent.

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(g) Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices or fraud. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent board of directors (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, Parent board of directors or any committee thereof.

(h) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and all rules and regulations promulgated by the United States Securities and Exchange Commission that are applicable to Parent and Merger Sub.

(i) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) Except as and to the extent set forth in Parent SEC Documents, neither Parent nor Merger Sub has any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for liabilities and obligations arising in the Ordinary Course of Parent’s and Merger Sub’s business.

(k) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to Parent SEC Documents. To the Knowledge of Parent, none of Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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(l) Except with respect to information about the Company and its Subsidiaries supplied by the Company for inclusion in the Proxy Statement, neither the the Proxy Statement will as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Company Shareholders or at the time of Company Shareholder Meeting contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Section 4.15 Business Activities. Since its incorporation, Parent has not conducted any business activities other than activities directed toward completing a business combination (as defined in Parent’s Organizational Documents). Merger Sub was formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or Liability, other than as contemplated by this Agreement. Except as set forth in Parent’s Organizational Documents, there is no agreement, commitment, or Order binding upon Parent or to which Parent is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing. Other than Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.16 Parent Contracts. Except as disclosed in Parent SEC Documents, as of the date hereof, Parent is not party to any Contract (other than nondisclosure agreements (containing customary terms) to which Parent is a party that were entered into in the Ordinary Course).

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Section 4.17 Litigation. (a) There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or rights, and (b) none of Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Parent, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.18 Independent Investigation. Parent acknowledges that it has conducted its own independent review and analysis of the business, operations, enrollment, assets, liabilities, results of operations, financial condition and prospects of the Company, and acknowledges that the Company has provided Parent with adequate access to the personnel, properties, premises and books and records of the Company for this purpose.

Section 4.19 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent Shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in Parent SEC Documents).

Section 4.20 Investment Company. Parent is not as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.21 Lockup. All existing lock up agreements between Parent and any of its shareholders or holders of any other securities of Parent entered into in connection with the IPO provide for a lock up period that is in full force and effect.

Section 4.22 Insider Letter Agreement. The letter agreement, dated January 14, 2022, between Parent, EF Hutton and the Insiders, pursuant to which the Insiders agreed that if Parent solicits approval of its shareholders of an initial business combination the Insiders will vote all Parent Ordinary Shares beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such business combination, is in full force and effect (the “Insider Letter Agreement”).

Section 4.23 Board Approval. Parent’s board of directors (including any required committee or subgroup of such boards but excluding any interested directors) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Merger and other transactions contemplated by this Agreement, (b) determined that the Merger and other transactions contemplated hereby are in the best interests of the shareholders of Parent, (c) determined that the transactions contemplated hereby constitutes a “business combination” as such term is defined in Parent’s Organizational Documents and (d) resolved to recommend that the shareholders of Parent approve each of the matters requiring Parent Required Vote and directed that this Agreement and the Merger, be submitted for consideration by the shareholders of Parent.

Section 4.24 Vote Required. The affirmative vote of the holders of a majority of Parent Ordinary Shares entitled to vote thereon and present in person, virtually or by proxy at a meeting in which a quorum is present (the “Parent Required Vote”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to obtain approval of the Merger and this Agreement.

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Section 4.25 No Foreign Person. Neither Parent nor Merger Sub is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 4.26 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Parent, Parent’s Affiliates or any other Person makes any express or implied representation or warranty with respect to Parent, and Parent expressly disclaims any other representations or warranties, whether made by Parent or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors).

ARTICLE V

COVENANTS AND AGREEMENTS OF THE COMPANY

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, set forth on Schedule 5.1, or as required by applicable Law, during the period from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement pursuant to ARTICLE IX, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), the Company and each of its Subsidiaries (a) shall use commercially reasonable efforts to (i) conduct its business in the Ordinary Course, and (ii) preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors and (b) shall not:

(i) amend its Organizational Documents;

(ii) adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person;

(iii) (A) issue, sell, pledge, grant, or authorize the issuance, sale or pledge, any equity interests of the Company or any of its Subsidiaries, or convertible securities, or other commitments or instruments pursuant to which the Company or any of its Subsidiaries may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or its Subsidiaries may vote, other than the issuance of Company Ordinary Shares upon the exercise, exchange or conversion of convertible securities or other commitments or instruments; (B) split, combine, subdivide or reclassify any of its shares of capital stock, (C) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock other than dividends from a Subsidiary of the Company, or (D) redeem, purchase or otherwise acquire any of its shares of capital stock, or (2) redemptions, repurchases or acquisitions from former employees, non-employee directors and consultants;

(iv) (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person other than (1) a Subsidiary of the Company or (2) not in excess of $100,000 in the aggregate or (B) incur, assume, accelerate or guarantee any Indebtedness other than Indebtedness not in excess of $100,000 in the aggregate;

(v) make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) such expenditures as do not exceed $100,000 in the aggregate;

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(vi) acquire, transfer, mortgage, assign, sell, lease, create a Lien upon (other than Permitted Liens) or otherwise dispose of or pledge, any Asset of the Company or any of its Subsidiaries other than (A) in the Ordinary Course. (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to Contracts in effect as of the date hereof, or (E) in the aggregate up to $100,000;

(vii) commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $100,000;

(viii) except as required under the terms of any Benefit Arrangement disclosed in Schedule 3.22(a), applicable Law or in the Ordinary Course (1) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, or (2) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(ix) enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association or works council;

(x) change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by IFRS;

(xi) terminate (other than expiration in accordance with its terms) or amend any material term of any Material Contract;

(xii) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit, except in the Ordinary Course;

(xiii) make, revoke or change any Tax election, adopt or change any Tax accounting method or period, file an amended Tax Return, enter into any closing agreement or settlement, settle any material Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment in each case, unless such action: (x) would not have the effect of increasing the Tax Liability of Parent, the Company or their Affiliates for any taxable period (or portion thereof) beginning after the Closing Date or of reducing any Tax asset or attribute of the Company or any of its Subsidiaries, (y) is required as a result of a final determination by a Governmental Authority within the meaning of Section 1313 of the Code or (z) is otherwise required by applicable Law;

(xiv) grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company and its Subsidiaries, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by Company and its Subsidiaries);

(xv) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment; or

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(xvi) agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing.

Provided, however, that nothing in the Section 5.1 shall require Company to do or not do anything that would be reasonably expected to violate applicable antitrust or competition Law, including the HSR Act.

The Company shall be permitted to request consent from Parent in writing (including by electronic mail) by delivering written notice (including by electronic mail) to Parent in accordance with Section 11.6 hereof. For purposes of this Section 5.1, Parent shall respond (including by return email) to such request as promptly as practicable, and if Parent does not respond (including by return email) to any request within three Business Days after the Company delivers such written request for consent to Parent (including at the email addresses set forth in Section 11.6), Parent shall be deemed to have provided its prior written consent to the taking of such action.

Section 5.2 Access to Information. Subject to confidentiality obligations that may be applicable to information furnished to the Company by third parties from time to time, and any information that is subject to attorney-client privilege and, in all cases, solely to the extent permitted by applicable law, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide to Parent and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company and its Subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with Parent in its investigation of the Company; provided that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by the Company. All of such information shall be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. From and after the Closing, the Non-Disclosure Agreement shall terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries.

Section 5.3 Employees of the Company. The Company shall use commercially reasonable efforts to cause each Key Employee to enter into (i) an employment agreement with Parent to be effective as of the Closing, in substantially the form attached hereto as Exhibit E (the “Employment Agreement”) and (ii) a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit F.

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Section 5.4 Additional Financial Information. The Company shall, on or before November 30, 2022, or such other date that may be mutually agreed between the Parties, provide Parent with the Company’s (i) audited financial statements for the twelve month periods ended, December 31, 2021 and 2020 consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date (the “Year End Financials”), and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the six month period ended June 30, 2022, consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the six month periods ended on such date, and the unaudited consolidated cash flow statements for the six month periods ended on such date (the “Quarterly Financials”). If the Company does not deliver the Year End Financials and the Quarterly Financials on or before November 30, 2022, or such other agreed date, Parent shall have the right to terminate this Agreement in accordance with Article IX. Subsequent to the delivery of the Year End Financials and the Quarterly Financials, the Company’s consolidated interim financial information for each quarterly period thereafter shall be delivered to Parent no later than 30 calendar days following the end of each quarterly period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 5.4, shall be prepared under U.S. GAAP in accordance with requirements of the PCAOB for public companies. The Year End Financials, the Quarterly Financials, and the Required Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

Section 5.5 Lock-Up.

(a) Prior to the Closing, the Company shall cause the Company Shareholders to enter into an agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration shall be subject to a lock-up on the terms and conditions set forth therein (the “Lock-up Agreement”) in substantially the form attached hereto as Exhibit C.

Section 5.6 Notice of Changes. The Company shall give prompt written notice to Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied (c) any event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (d) any Proceeding initiated by or against the Company or its Subsidiaries or any of their predecessors or against any officer or director of the Company or any of its Subsidiaries in their capacity as such in an amount in controversy equal to or greater than $100,000 as set out in the filings related to such Proceeding; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Section 5.7 D&O Insurance; Indemnification of Officers and Directors.

(a) From and after the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause (i) the Organizational Documents of Parent to contain provisions no less favorable to the current or former directors, managers, officers or employees of the Company or Parent (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company or Parent, as applicable, which provisions in each case, except as required by Law, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing.

(b) Prior to the Closing Date, Parent shall purchase, at the expense of the Surviving Corporation, a directors’ and officers’ liability tail insurance policy on terms and conditions reasonably satisfactory to Parent for all of the officers and directors of Parent as of immediately prior to the Merger, with respect to claims arising from facts and events that occurred prior to the Closing Date.

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(c) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Parent, which indemnification agreements shall continue to be effective following the Closing.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Listing. Parent shall use its commercially reasonable efforts: (i) to maintain its existing listing on The Nasdaq Global Market until the Closing Date and to obtain approval of the listing of the combined company on The Nasdaq Global Market and the continued listing of Parent Ordinary Shares and Parent Warrants issued in connection with the IPO; (ii) without derogating from the generality of the requirements of clause “(i)” and to the extent required by the rules and regulations of Nasdaq, to (x) prepare and submit to Nasdaq a notification form for the listing of Parent Ordinary Shares to be issued in the Merger and (y) to cause such shares to be approved for listing (subject to notice of issuance) on The Nasdaq Global Market; and (iii) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for Parent Ordinary Shares on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this section.

Section 6.2 Trust Account. Parent has established the Trust Account from the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO for the benefit of Parent Public Shareholders and certain parties (including the underwriters of the IPO). Prior to the Closing, Parent shall disburse monies from the Trust Account only (x) to pay income and other tax obligations from any interest income earned in the Trust Account or (y) to redeem Parent Ordinary Shares in accordance with the provisions of Parent’s Organizational Documents. The Trust Agreement will not be amended or modified prior to the Effective Time.

Section 6.3 Insider Letter Agreement. Parent shall ensure that the Insider Letter Agreement shall not be amended, modified, terminated, waived or supplemented and shall remain in full force and effect, and that the Insiders shall vote in favor of this Agreement and the Merger and the other Parent Proposals in accordance with the terms thereof.

Section 6.4 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.5 Section 16 Matters. Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Merger Consideration pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

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Section 6.6 Notice of Changes. Parent shall give prompt written notice to the Company of (a) any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, (b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, (c) any event, circumstance or development that would reasonably be expected to have a Parent Material Adverse Effect; and (d) any Proceeding initiated by or against Parent or its Subsidiaries or any of their predecessors or against any officer or director of Parent or any of its Subsidiaries in their capacity; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

Section 6.7 Adoption of Equity Incentive Plan. Prior to the Closing Date, Parent shall approve and adopt an Equity Incentive Plan (the “Equity Incentive Plan”) with share reserves to be included in the plan as are mutually agreed to by the Parties.

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Section 6.8 Transaction Financing.

(a) As soon as practicable after the execution and delivery of this Agreement, Parent will enter into agreements, in all cases on terms and conditions and pursuant to forms acceptable to the Company in its discretion (each, as amended or modified from time to time, a “Financing Agreement”), pursuant to which (i) certain Persons shall commit (each, a “PIPE Investor”) to purchase Parent Ordinary Shares at a purchase price of ten dollars ($10.00) per share in an amount to be determined by and among the PIPE Investors, the Company and the Parent, and/or (ii) with certain “beneficial owners” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Parent Ordinary Shares (the “Non-Redeeming Stockholders” and together with the PIPE Investors, the “Investors”) pursuant to which such Parent Shareholders shall agree, upon the terms and subject to the conditions set forth therein, not to redeem their Parent Ordinary Shares in connection with the Merger and to waive their redemption rights under Parent’s Amended and Restated Memorandum and Articles of Association; provided that the combination of proceeds under (i) and (ii) shall be equal to an aggregate of at least five million dollars ($5,000,000) held inside or outside the Trust Account immediately prior to the consummation of the Merger (the “Transaction Financing”).

(b) The Parent shall use its commercially reasonable efforts to satisfy the conditions of the Investors’ closing obligations contained in the Financing Agreements and consummate the Transaction Financing. The Parent shall not terminate, or amend or waive in any manner materially adverse to Parent, any Financing Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Financing Agreements or (ii) to reflect any permitted assignments or transfers of the Financing Agreements by the applicable Investors pursuant to the Financing Agreements. Each of Parent and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Financing Agreements. Additionally, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or Closing, Parent may, but shall not be required to, enter into and consummate additional Financing Agreements with additional Investors, including in the event that there is an actual or threatened material breach or default by an Investor under a Financing Agreement, or Parent reasonably believes in good faith that such Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such Investor’s closing obligations thereunder, which additional Financing Agreements shall become part of the Transaction Financing hereunder; provided, that the terms of such additional Financing Agreements shall not, without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), be materially worse to Parent or the Company than those set forth in existing Financing Agreements. If Parent elects to seek such additional Financing Agreements (with, solely with respect to any additional Financing Agreements containing terms that are substantially different from the terms of Financing Agreements then in effect, the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned), Parent and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional Financing Agreements and use their respective reasonable efforts to cause such additional Financing Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Parent). The Parent will deliver to the Company true, correct and complete copies of each Financing Agreement entered into by Parent and any other Contracts between Parent and Investors that could affect the obligation of such Investors to contribute to Parent their applicable portion of the aggregate gross proceeds of the Transaction Financing as set forth in the Financing Agreement of such Investor. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or Closing, the Company shall not enter into any Contract with an Investor without the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned.

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ARTICLE VII

ACTIONS PRIOR TO THE CLOSING

Section 7.1 No Shop. From the date hereof through the earlier of (a) the Closing Date, and (b) the date that this Agreement is properly terminated in accordance with ARTICLE VIII, the Company shall not, and the Company shall use commercially reasonable efforts to cause its members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction (including, without limitation, providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to the Company or any of its representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt) advise the Parent orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). The Company shall keep the Parent informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. From and after the date hereof, the Company shall instruct its officers and directors to, and such parties shall instruct and cause the Company’s representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction.

Section 7.2 Efforts to Consummate the Transactions.

(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VIII). Without limiting the foregoing, Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain consents of any Governmental Authority necessary to consummate the Transactions, including to make all filings contemplated under the HSR Act as promptly as practicable and, in any event, shall each file the Notification and Report Form under the HSR Act, if required, no more than ten (10) Business Days after the as of the date of this Agreement. The Parties agree to request at the time of filing early termination of the applicable waiting period under the HSR Act.

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(b) Without limiting the foregoing, the Parties agree to use reasonable best efforts to (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the this Agreement or the Transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby; provided that such material may (a) be redacted as necessary (I) to comply with contractual arrangements, (II) to address legal privilege concerns, or (III) to remove references concerning the valuation of the Parties or (b) be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (5) furnish the other Parties’ outside legal counsel with such necessary information and reasonable assistance as the other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority.

(c) In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, Parent, Merger Sub and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.

(d) Notwithstanding the foregoing, nothing in this Section 7.2 shall require, or be construed to require, Parent, Merger Sub or the Company or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Merger Sub or the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

(e) The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 7.2(e). The Company shall keep Parent apprised of its efforts undertaken by reason of this Section 7.2(e) and the results of such efforts including by giving Parent copies of consents obtained and notices provided.

Section 7.3 Transaction Financing. In the event that all conditions in the Financing Agreements have been satisfied, Parent shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Financing Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Financing Agreements to cause the Investors to pay to (or as directed by) Parent the applicable purchase price under each Investor’s applicable Financing Agreement in accordance with its terms.

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Section 7.4 Cooperation with Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Shareholders as is either required by the federal securities Laws, or reasonably requested by Parent for inclusion in the Offer Documents (as hereinafter defined). As promptly as practicable after the receipt by Parent from the Company of all such information relating to the Company, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from holders of Parent Ordinary Shares to, among other things, vote in favor of the adoption Parent Proposals at Parent Shareholder Meeting. Parent shall promptly respond to any SEC comments on the Proxy Statement.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement, and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file the Proxy Statement, or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or any amendment or supplement thereto has been filed with the SEC, when all SEC comments to the Proxy Statement have been cleared and when the Proxy Statement is “cleared” by the SEC.

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(c) As soon as practicable after the Proxy Statement is “cleared” by the SEC,, Parent shall distribute the Proxy Statement to the holders of Parent Ordinary Shares and, pursuant thereto, shall call a Parent Shareholder Meeting in accordance with its Organizational Documents and the Cayman Companies Act to (i) solicit proxies from such holders to vote in favor of the adoption of this Agreement and the Merger and the approval of the other matters presented to Parent Shareholders for approval or adoption at Parent Shareholder Meeting, including, without limitation, the Parent Proposals (as hereinafter defined), and (ii) provide its shareholders the opportunity to elect to effect a redemption as contemplated in Section 7.4(f) below. The Proxy Statement shall be distributed to the Company Shareholders in connection with the solicitation of the Company Shareholder Approval.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the Cayman Companies Act, the Malaysian Companies Act, and Nasdaq rules, in the preparation, filing and distribution of the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement, as of the date on which it is first distributed to Parent Shareholders, and as of the date of Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). If at any time prior to Closing, a change in the information relating to Parent or any other information furnished by Parent for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, it shall promptly notify the Company of such change. If at any time prior to Closing, a change in the information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify Parent of such change. In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

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(e) In the Proxy Statement, Parent shall seek, in accordance with Parent’s Organizational Documents and applicable securities Laws, rules and regulations, including the Cayman Companies Act and rules and regulations of Nasdaq, from the holders of Parent Ordinary Shares, approval of certain proposals, including (i) adoption and approval of the Second Amended and Restated Memorandum and Articles of Association of Parent, with effect from the Closing, increasing the number of authorized Parent Ordinary Shares for issuance, and changing Parent’s name to “TETE Technologies Inc.” (including any separate or unbundled proposals as may be required to implement the foregoing); (ii) approval of the issuance of more than 20% of the issued and outstanding Parent Ordinary Shares to the Company Shareholders in connection with the Merger (including, for the avoidance of doubt, any Contingent Shares) as well as any other approval that may be required under the Nasdaq rules; (iii) approval of the issuance of more than 20% of the issued and outstanding Parent Ordinary Shares in connection with the Transaction Financing; (iv) approval of the appointment of the director nominees to the Post-Closing Board of Directors as contemplated by Section 1.6; (v) approval of the Equity Incentive Plan as provided in Section 6.7; (vi) approval to adjourn Parent Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to either establish a quorum or to approve and adopt any of the foregoing; and (vii) approval to obtain any and all other mutually agreed upon approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (i) through (vii) are referred to as the “Parent Proposals”).

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(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC as promptly as reasonably practicable. Concurrently with the dissemination of the Proxy Statement, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to Parent Public Shareholders to redeem all or a portion of their Parent Public Shares, up to that number of Parent Public Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, after giving effect to the redemption and the Transaction Financing, all in accordance with and as required by Parent’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Offer”). In accordance with Parent’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Parent Public Shares held by Parent Public Shareholders who have elected to redeem such Parent Public Shares.

(g) Parent shall extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer, and pursuant to Parent’s Organizational Documents. Nothing in this Section 7.4(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with ARTICLE VIII.

(h) Notwithstanding anything else to the contrary in this Agreement or any Transaction Document, Parent may make any public filing with respect to the Merger to the extent required by applicable Law; provided, however, Parent (i) shall permit the Company and its counsel to review and comment on any such filing and all exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; and (iii) shall not file any such filing or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

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Section 7.5 Shareholder Vote; Recommendation of Parent’s Board of Directors. Parent, through Parent’s board of directors, shall recommend that Parent Shareholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement. Parent’s board of directors shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of Parent Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Parent, a “Modification in Recommendation”).

Section 7.6 Parent Shareholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the holders of Parent Ordinary Shares to consider and vote on Parent Proposals at Parent Shareholders’ Meeting. Parent Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Organizational Documents, after the Proxy Statement is “cleared” by the SEC, but in no event later than 30 days following the date the Proxy Statement is “cleared” by the SEC. Parent shall take reasonable measures to ensure that all proxies solicited in connection with Parent Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of Parent Shareholders’ Meeting, or a date preceding the date on which Parent Shareholders’ Meeting is scheduled, Parent (after consultation with the Company) reasonably believes that (i) it will not receive proxies sufficient to obtain Parent Required Vote for each Parent Proposal, whether or not a quorum would be present or (ii) it will not have sufficient Parent Ordinary Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of Parent Shareholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, Parent Shareholders’ Meeting in compliance with the Laws of the Cayman Islands and Parent’s Organizational Documents, as long as the date of Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

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(b) Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the Transactions, in its capacity as the sole shareholder of Merger Sub.

Section 7.7 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, but no later than four Business Days thereafter, Parent will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two Business Days before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Parent and the Company.

(b) Prior to the Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and, as soon as practicable thereafter, file a Current Report on Form 8-K with the SEC.

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Section 7.8 Fees and Expenses. Except as otherwise set forth in this Agreement, including in Section 9.2(b) hereof, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Parent shall pay or cause to be paid, the Company Transaction Expenses and Parent Transaction Expenses related to the Merger and the Transactions. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 7.8 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account and any proceeds received by Parent from the Transaction Financing. Notwithstanding the foregoing, all SEC filing fees, and Nasdaq filing fees, shall be paid one-half by the Company and one-half by Parent. For avoidance of doubt, fees for the HSR Filing (“HSR Filing Fee”) shall be paid by the Company.

Section 7.9 Shareholder Litigation. In the event that any litigation related to this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any Parent Shareholder prior to the Closing, Parent shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) There shall not be any Order or Law in effect that restrains, enjoins, prevents, prohibits or make illegal the consummation of the Merger;

(b) The Merger and each of Parent Proposals (other than Parent Proposals described in Section 7.4(e)(v)-(vii)) have been approved by Parent Required Vote in accordance with the provisions of Parent’s Organizational Documents and the Laws of the Cayman Islands;

(c) The Parent’s initial listing application in connection with the Transactions shall have been approved by Nasdaq so that immediately following the Merger, Parent satisfies any applicable initial and continuing listing requirements of Nasdaq;

(d) After giving effect to the Transaction Financing and all redemptions of Parent Public Shares pursuant to the Offer, Parent shall have net tangible assets of at least $5,000,001 upon consummation of the Merger;

(e) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained;

(f) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement; and

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(g) All required filings under the HSR Act shall have been completed and any applicable waiting period, any extensions thereof, and any commitments by the Parties not to close before a certain date under a timing agreement entered into with a Governmental Authority shall have expired or otherwise been terminated.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The Fundamental Representations (other than Section 3.5(a)) set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, except the Fundamental Representations (other than Section 3.5(a)) made as of an earlier date or time, which need be true and correct only as of such earlier date or time. Section 3.5(a) shall be true and correct in all material respects as of the date hereof and as of the Closing, except (i) for the portions of Section 3.5(a) made as of an earlier date or time, which need be true and correct only as of such earlier date or time and (ii) for breaches of Section 3.5(a) that, in the aggregate, would not result in a misrepresentation as to securities of the Company valued at less than $100,000. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) that, in the aggregate, would not have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Since the date of this Agreement, here shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) Parent shall have received a certificate, signed by the CFO, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);

(e) The Company shall have executed and delivered to Parent a copy of each Transaction Document to which it is a party;

(f) Each Company Shareholder shall have executed and delivered to Parent the Lock-Up Agreement;

(g) The Company shall have delivered to Parent copies of the Employment Agreements executed by each Key Employee;

(h) Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the Closing Date, are attached to such certificate;

(i) Parent shall have received copies of third party consents set forth on Schedule 8.2(i) in form and substance reasonably satisfactory to Parent, and no such consents have been revoked and the Transaction Financing and such listing shall have been approved by Nasdaq subject to official notice of issuance;

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(j) The OneShop Retail Closing shall have occurred;

(k) The Company shall have entered into the Collaboration Agreement and the MobilityOne Shareholders Agreement, both of which shall be in full force and effect and enforceable in accordance with their terms;

(l) Parent shall have received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the resolutions of the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate; and

(m) The Company shall have delivered to Parent good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

Section 8.3 Conditions to Obligation of the Company. The obligation of the Company and the Company Shareholders to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, on and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent of changes or developments contemplated by the terms of this Agreement and (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time);

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

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(c) Since the date of this Agreement, here shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(d) Company shall have received a certificate, signed by the CFO of the Parent, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) above.

(e) Parent shall have executed and delivered to the Company copy of each Transaction Document to which it is a party;

(f) Parent shall have delivered to the Company a certificate, signed by an officer of the Company, certifying true, complete and correct copies of (i) the resolutions duly adopted by Parent Required Vote at Parent Shareholders’ Meeting and by the sole shareholder of the Merger Sub approving the Merger and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents; (ii) certified copies of the resolutions duly adopted by Parent’s board of directors and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and performance by Parent and the Merger Sub of the Transactions, including the Merger, each having been duly and validly adopted and being in full force and effect as of the Closing Date; and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (X) all officers of Parent and (Y) all persons serving as directors of Parent immediately prior to the Closing;

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(g) Parent shall have delivered to the Company a certificate, signed by an officer of Parent, certifying that true, complete and correct copies of the Organizational Documents of Parent and Merger Sub, as in effect on the Closing Date, are attached to such certificate;

(h) Parent shall have delivered to the Company certificates of good standing with respect to Parent and Merger Sub from their respective applicable jurisdictions of incorporation;

(i) Parent and any person that is currently an Affiliate of the Company that will be deemed an Affiliate of Parent after Closing shall have entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”);

(j) A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Merger Consideration and such listing shall have been approved by Nasdaq, subject to official notice of issuance;

(k) Except for Parent Ordinary Shares (i) issued pursuant to the Transaction Financing, and (ii) to be issued pursuant to this Agreement, from the date of this Agreement through the Closing, no Parent Ordinary Shares shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Company;

(l) The Company shall have received the Resignation Letters of each of the directors and officers of Parent;

(m) The Closing Parent Cash shall be no less than $5,000,000; and

(n) Parent shall have taken all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of Parent immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by Company, and all closing conditions set forth in Section 8.2 above that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent and Merger Sub.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

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(b) by Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Parent) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

(c) by the Company, if any of the representations or warranties of Parent or Merger Sub set forth in ARTICLE IV shall not be true and correct, or if either Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to Parent; provided that the Company is not then in breach of this Agreement so as to cause the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b) from being satisfied;

(d) by either the Company or Parent:

(i) on or after July 20, 2023 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) if any Order having the effect set forth in Section 8.1 shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) if any of Parent Proposals (other than Parent Proposals described in Section 7.4(e)(v)-(vii)) shall fail to receive Parent Required Vote for approval at Parent Shareholders’ Meeting (unless such Parent Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(e) by the Company if there has been a Modification in Recommendation.

(f) by Parent if the Company Shareholder Approval shall not have been obtained within five (5) Business Days of the delivery to the Company Shareholders of the Proxy Statement, provided that the termination right under this Section 9.1(f) shall be of no further force or effect if such Company Shareholder Approval is delivered to Parent prior to the termination of the Agreement (even if after the five (5) Business Day period provided above).

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Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall following such delivery become null and void (other than the provisions of Section 7.2 (excluding the last sentence of Section 7.2(a)), Article X, Article XI and this Section 9.2). For avoidance of doubt, the termination of this Agreement shall not affect the obligations of Parent or its Affiliates under the Non-Disclosure Agreement.

(b)  In the event of the termination of this Agreement by Parent pursuant to Section 9.1(b) and Section 9.1(f), the Company shall be obligated to pay Parent, promptly after termination of this Agreement, (i) a break-up fee of $100,000 (the “Break-up Fee”) and (ii) all outstanding Parent Transaction Expenses as of the date of termination.

(c) The Company and Parent acknowledge and agree that the Break-up Fee in Section 9.2(b) is (i) a fair and reasonable estimate of the actual damages suffered by Parent in the circumstances in which such Break-Up Fee is payable, as applicable, which amount would otherwise be impossible to calculate with precision, (ii) constitute liquidated damages hereunder and are not intended to be a penalty, and (iii) shall be the sole and exclusive remedy available to Parent against the Company in the circumstances in which such Break-Up Fee is payable; provided, however, that the limitations set forth in this Section 9.2(c)(iii) shall not apply to the liabilities arising from any fraud claims or to any Willful Breach of this Agreement occurring prior to such termination.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. Subject to the other provisions in this Article X, the representations and warranties concerning the Company and its Subsidiaries contained in Article III and all covenants and agreements contained herein, shall survive the Closing and shall terminate at the close of business on the date that is twelve (12) months following the Effective Time (the “Indemnity Expiration Date”); provided, that any obligations under this Article X shall not terminate at the applicable expiration date with respect to any claims for indemnification for which a Parent Indemnified Party (as defined below) has given proper notice to the party obligated to provide indemnification to such Parent Indemnified Party pursuant to Section 10.4 (the “Indemnifying Party”) in accordance with Section 10.4(a) before the applicable expiration date. There shall be no expiration date for claims based on fraud, intentional misrepresentation or Willful Breach by any party hereto.

Section 10.2 Indemnification by the Company.

(a) Subject to the other provisions in this Article X, the Company shall indemnify and defend Parent and its respective managers, officers, directors, employees, agents, successors and assigns (the “Parent Indemnified Parties”) against, and shall hold them harmless from, any and all costs, losses, damages, Liabilities, demands, actions or causes of action (including third party claims), interest, sanctions, settlements, reasonable fees and expenses (including reasonable legal, accounting and investigation fees and expenses) or other charges in connection with any of the foregoing or similar damages incurred, sustained or suffered by them (collectively, “Losses”); provided, that, except to the extent awarded to any third party in respect of a Third Party Claim (as defined below), in no event shall Losses include any damages that are consequential (including loss of profit or revenue), special or punitive (it being understood that “special” and “consequential (including loss of profit or revenue)” damages shall mean damages that were neither probable nor reasonably foreseeable), attributable to, resulting from, based upon or arising out of:

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(i) any breach of, inaccuracy in or failure to be true and correct of any of the representations or warranties concerning the Company and its Subsidiaries contained in Article III of this Agreement or in any closing certificate delivered by the Company pursuant to this Agreement in each case as of the date made or at the date of the Closing;

(ii) the breach or non-fulfillment of any covenant, undertaking, agreement or other obligation contained in this Agreement of the Company or its Subsidiaries at or prior to the Closing; or

(iii) the fraud, intentional misrepresentation or Willful Breach of the Company or its Subsidiaries at or prior to the Closing;

(b) Limitations on Indemnification.

(i) Notwithstanding the fact that any Parent Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one section or subsection of this Agreement in respect of any fact, event, condition or circumstance, any amount of damages recovered under one section or subsection of this Agreement shall not be recovered more than once in response of the same Loss under another section or subsection of this Agreement.

(ii) The Company shall not have any liability for any Loss for which indemnification is sought to the extent that an adjustment covering such Loss actually reduced the amount of the Merger Consideration in accordance with Section 2.7 hereof.

Section 10.3 Claim Procedure.

(a) Notice of Claims. If a claim for Losses (a “Claim”) is to be made by Parent Representative that does not involve a third party, Parent Representative shall give written notice (a “Claim Notice”) to the Company, and the Escrow Agent (in such capacity, the “Indemnifying Party”), which Claim Notice shall describe the claim for indemnification hereunder and specify in reasonable detail, to the extent known and reasonably quantifiable at such time, the amount or estimated amount of the Claim, which statement or estimate shall not be binding and may be revised, amended or modified upon notice to the Indemnifying Party. The failure of Parent Representative to give timely notice of a Claim hereunder shall not affect Parent Representative’s rights to indemnification hereunder. If the applicable Indemnifying Party disputes in writing its liability with respect to such Claim or the estimated amount of such Losses pursuant to this Section 10.4 within forty-five (45) days following delivery of such Claim Notice, the parties shall attempt in good faith to resolve such dispute; provided, that, if such dispute has not been resolved within thirty (30) days following notice of such dispute of the Claim Notice, then the amount of indemnification to which Parent Representative shall be entitled under this Article X shall be determined by (i) the written agreement between Parent Representative and the Indemnifying Party through the use of good faith efforts to resolve such dispute or (ii) in accordance with Section 11.6 hereof. Following such determination of the amount of indemnification, or if the applicable Indemnifying Party notifies Parent Representative that it does not dispute the claim described in the Claim Notice or fails to respond within forty-five (45) days following receipt of such Claim Notice, such determination of the amount of indemnification or the Losses identified in the Claim Notice, as applicable, will be conclusively deemed a liability of the Indemnifying Party under Section 10.2(a), and Parent Representative shall forward to the Indemnifying Party written notice of any such sums due and owing by the Indemnifying Party, and the Seller Representative and Parent Representative shall, within three (3) Business Days after the date of such notice, provide joint written instructions to the Escrow Agent to distribute to Parent a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to such sums so due and owing (with each Escrow Share valued at the Redemption Price).

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(b) Third Party Claims.

(i) If Parent Representative receives notice of the assertion of any Claim or the commencement of any action by a third party or Governmental Authority with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Notice”) shall promptly be given to the applicable Indemnifying Party and the Escrow Agent, which Third Party Notice shall specify in reasonable detail the basis for any anticipated liability and specify in reasonable detail, to the extent known and reasonably quantifiable at such time, the amount or estimated amount of the Third-Party Claim, which statement shall not be binding and may be revised, amended or modified upon notice to the Indemnifying Party. The failure of Parent Representative to give timely notice of a Third Party Claim hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent such delay or failure has a material prejudicial effect on the defenses or other rights available to the applicable Indemnifying Party. After receipt of a Third Party Notice, the Indemnifying Parties shall have the right, but not the obligation, by providing written notice to Parent Representative within forty-five (45) days of delivery of the Third Party Notice, to conduct and control through reputable counsel of its own choice (subject to the approval of Parent Representative, such approval not to be unreasonably withheld, conditioned or delayed) the defense, compromise or settlement (subject to the requirements set forth in Section 10.3(b)(ii) below) of any Third Party Claim, at the Indemnifying Party’s sole cost and expense to the extent the Indemnifying Party is obligated to indemnify Parent Representative or is otherwise liable to pay for such fees and expenses pursuant to Section 10.2; provided, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard; and provided, further, that the Indemnifying Party shall not be entitled to conduct and control the defense thereof if such Third Party Claim, based on the remedy sought, (i) would reasonably be expected to result in an equitable order, judgment or term that would restrict the future activity of, or result in a material and adverse impact on, the ongoing business of the Indemnifying Party/Indemnified Party (as applicable) or any of their Affiliates, (ii) seeks equitable relief or (iii) relates to a criminal action or involves claims by a Governmental Authority. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any Third Party Claim as to which the Indemnifying Party has elected to conduct and control the defense, compromise or settlement thereof; provided, that, if Parent Representative reasonably determines that the interests of Indemnifying Party and Parent Representative are in material conflict with one another such that the Indemnifying Party could not adequately represent the interests of Parent Representative, then the Indemnifying Party shall also pay the reasonable and documented fees and expenses of one separate counsel of Parent Representative in connection with such Third Party Claim during such time as such a conflict exists. In the event, however, that the Indemnifying Party declines or does not timely elect to conduct and control the defense, compromise or settlement of any Third Party Claim or to employ reputable counsel reasonably satisfactory to Parent Representative, in either case within such forty-five (45) day period, or if the Indemnifying Party is not entitled to assume the defense of such claim in accordance with this Section 10.3(b), then the Indemnifying Party shall pay the reasonable and documented expenses of counsel for Parent Representative as incurred to the extent the Indemnifying Party is obligated to indemnify Parent Representative for such fees and expenses pursuant to Section 10.2(a); provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one firm for all Indemnified Parties in any claim.

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(ii) Subject to the last sentence of this Section 10.4(b)(ii), neither the Indemnifying Party nor Parent Representative, as the case may be, shall pay, compromise, settle or consent to the entry of any judgment with respect to which indemnification is being sought herein without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) unless each of the following conditions are satisfied: (A) such compromise, settlement or consent includes an unconditional release of the Indemnifying Party/Indemnified Party (as applicable) and its Representatives from all Liability arising out of such claim, (B) such compromise, settlement or consent does not contain any finding, admission or statement suggesting any wrongdoing, violation of applicable Law or Liability on behalf of the Indemnifying Party/Indemnified Party (as applicable) (other than monetary Liability of Parent Representative that will be paid or reimbursed by the Indemnifying Party) and (C) such settlement, compromise or consent does not contain any equitable order, judgment or term that would restrict the future activity of, or result in a material and adverse impact on, the ongoing business of the Indemnifying Party/Indemnified Party (as applicable) or any of their Affiliates. Notwithstanding the foregoing, if the Indemnifying Party is entitled to conduct and control the defense, compromise or settlement of any particular claim pursuant to this Section 10.4(b), but elects not to do so (or fails to provide timely notice of such election) or if the Indemnifying Party is otherwise prohibited from doing so pursuant to clauses (i) through (iii) of Section 10.4(b)(i), Parent Representative may pay, compromise, settle or consent to the entry of any judgment with respect to such Third Party Claim and shall be entitled to indemnification from the Indemnifying Party for any and all Losses based upon, arising from or relating to such Third Party Claim in accordance with the terms of this Article X.

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(iii) The Indemnifying Party shall at all times use commercially reasonable efforts to keep Parent Representative reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to reasonably cooperate in good faith with each other with respect to the defense of any such matter and shall furnish such records and other information as may be reasonably requested by the Indemnifying Party or Parent Representative (as the case may be) in connection therewith.

(iv) Parent Representative and the Indemnifying Parties shall use their commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 10.4 Indemnification Payments. Any indemnification payment made by the Company under this Article X shall be treated as an adjustment to the Merger Consideration for Tax purposes.

Section 10.5 Sole Recourse; Payments from Escrow Account.

(a) Any release of Escrow Shares from the Escrow Account pursuant to Section 10.5(a) shall be subject to the terms of the Escrow Agreement. Parent will promptly cancel any Escrow Shares distributed to it by the Escrow Agent pursuant to this Article X promptly after its receipt thereof.

(b) Any Escrow Shares remaining in the Escrow Account following the release of Escrow Shares in accordance with Section 2.7(d) shall be released on the Indemnity Expiration Date in accordance with the terms of the Escrow Agreement, provided, however, that the Escrow Agent shall not release from the Escrow Account the number of Escrow Shares equal to Parent Representative’s good faith estimate of the cumulative amount of all damages then in dispute in any Claim for damages of any Parent Indemnified Party (the “Pending Claim Holdback Amount”). If it is finally determined pursuant to Section 10.3 that no Parent Indemnified Party is entitled to any portion of the Pending Claim Holdback Amount or any portion of the Pending Claim Holdback Amount is not used to set-off against any such pending Claims (the “Pending Claim Holdback Excess”), the Escrow Agent shall issue to each Company Shareholder its Pro Rata Share of the Pending Claim Holdback Excess pursuant to the terms of the Escrow Agreement.

Section 10.6 Exclusive Remedy. The Parties acknowledge and agree that, following the Closing, (a) the indemnification obligations of the Company under this Article X and the remedies set forth herein shall constitute the sole and exclusive monetary remedy of Parent Indemnified Parties for any breach of, inaccuracy in or failure to be true and correct of any representation or warranty concerning the Company set forth in this Agreement, and any breach, non-fulfillment or default in the performance of any covenant, undertaking, agreement or other obligation of the Company set forth in this Agreement; provided, however, that nothing contained herein shall limit the remedies available to any party for breach of any representation or warranty, covenant or agreement with respect to any other agreement to be entered into in connection herewith, including the Transaction Documents.

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Section 10.7 Claims Unaffected by Investigation. The right of a Parent Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any information received or knowledge acquired (or capable of being received or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with any of the representations, warranties, covenants or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Amendment or Supplement. This Agreement may only be amended, modified or supplemented by a duly authorized written agreement signed by each of the Parties.

Section 11.2 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Parties hereto, (b) extend the time for the performance of any of the obligations or acts of any other Parties hereto or (c) waive compliance by the other Parties with any of the agreements contained herein or any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.3 shall be null and void.

Section 11.4 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 11.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Non-Disclosure and Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer any rights upon any Person other than the Parties.

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Section 11.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 2.7, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 2.7, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.10. Nothing in this Section 11.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 11.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 11.8 Specific Enforcement.

(a) The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 11.6, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

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Section 11.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00PM Eastern Time on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; (c) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepared; or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 11.9):

If to Parent or Merger Sub:

Technology & Telecommunication Acquisition Corporation
C3-2-23A, Jalan 1/152, Taman OUG Parklane
Off Jalan Kelang Lama
58200 Kuala Lumpur, Malaysia Attention: Tek Che Ng
E-mail: tekche.ng@tete-acquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

If to the Company:

Super Apps Holdings Sdn. Bhd.

L5-07 Level 5, Wisma BU8, No. 11

Lebuh Bandar Utama

Bandar Utama, 47800 Petaling Jaya Selangor Malaysia

Attention: Mr. Loo See Yuen

E-mail keith.loo@bradburyam.com

with a copy to (which shall not constitute notice):

The Law Offices of Jenny Chen-Drake
6108 Stillmeadow Drive Nashville, TN 37211
Attention: Jenny Chen-Drake
Email: jchendrake@gmail.com

Section 11.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

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Section 11.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 11.12 Waiver. The Company and the Seller Representative understand that Parent has established the Trust Account for the benefit of the Public Shareholders and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement and Parent Organizational Documents. For and in consideration of Parent agreeing to enter into this Agreement, the Company, the Seller Representative and the Company Shareholders hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

Section 11.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any (i) officer or director of such Person, (ii) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person), and (iii) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Fully Diluted Company Ordinary Shares” means, without duplication, (a) the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time, minus (b) the Company Ordinary Shares held in treasury outstanding immediately prior to the Effective Time.

“Amended and Restated Memorandum and Articles of Association” means Parent’s amended and restated memorandum and articles of association, governed by Cayman Companies Act, as amended from time-to-time.

“Alternative Transaction” mean any of the following transactions involving the Company or Parent (other than the transactions contemplated by this Agreement): (i) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the Ordinary Course) or any class or series of the capital stock, membership interests or other equity interests of the Company or Parent in a single transaction or series of transactions (other than the Transaction Financing).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.

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“Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

“Class A Parent Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, that were issued in connection with Parent’s IPO.

“Class B Parent Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Parent initially issued to the Sponsor in a private placement prior to the IPO, which will automatically convert into Class A Parent Ordinary Shares upon consummation of Parent’s initial business combination.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands (as the same may be amended from time to time).

“Closing Company Indebtedness” means, as of the Reference Time, the aggregate Indebtedness of the Company.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company as of such time.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Closing Company Indebtedness of the Company, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with IFRS.

“Closing Parent Cash” means the Trust Amount plus the Financing Amount actually received by Parent prior to or substantially concurrently with Closing (before payment of Parent Transaction Expenses).

“CMSA” means the Capital Markets and Services Act 2007.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Ordinary Shares” means ordinary shares of the Company of RM 1.00 each.

“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in IFRS or GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which the Company and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by Parent or its Affiliates, (vii) actions or omissions taken by the Company or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of Parent, (viii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a “Company Material Adverse Effect” has occurred), (x) pandemics, earthquakes, hurricanes, tornados or other natural disasters, or (xi) the failure by the Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which the Company or its Subsidiaries conducts business, but only to the extent of such disproportionate effect.

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“Company Shareholders” means the holders of the Company Ordinary Shares.

“Company Transaction Expenses” means (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors, accountants and other service providers engaged by the Company in connection with the Transactions.

“Contingent Consideration Objection Statement” has the meaning provided in Section 2.8(d).

“Contingent Merger Consideration Calculation Statement” has the meaning provided in Section 2.8(a).

“Contingent Shares” has the meaning provided in Section 2.8(a).

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.

“Disclosure Schedules” means the Disclosure Schedules delivered to Parent by the Company on the date hereof.

“

“Earn-Out Quarter” has the meaning provided in Section 2.8(a).

“Environmental and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) $10.00.

“Financing Amount” means the proceeds of the Transaction Financing as set forth in the Financing Agreements.

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“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Standing.), Section 3.2 (Authority; Enforceability), Section 3.5(a) (Capitalization), and Section 3.27 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing acting in such capacity.

“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries (inclusive of any current portion thereof), and (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under leases required to be accounted for as capital leases under IFRS (as defined below), (h) all guarantees by such Person, (i) any agreement to incur any of the same, and (j) any obligation of the type referred to in clauses (a) through (i) of another Person the payment of which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.

“Insiders” means Parent’s Sponsor, officers, directors and any holder of Parent Ordinary Shares named on the signature page to the Insider Letter Agreement.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, and other extension of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto as well as social media accounts and respective social media identifiers.

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“IPO” means the initial public offering of Parent pursuant to a prospectus dated January 14, 2022 (the “Prospectus”).

“Key Employee” means each of Loo See Yuen, Wan Heng Chee, Han Yek Yong and Tan Sri Suleiman Bin Mohamed.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means, in the case of any Person that is not an individual, with respect to any matter in question, the actual knowledge, after due inquiry, of such Person’s executive officers.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any known liability, obligation or commitment of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, encumbrance, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.

“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).

“Malaysian Companies Act” means the Laws of Malaysia, Act 125, Companies Act 2016.

“Maximum Quarterly Earn-Out Amount” has the meaning provided in Section 2.8(a).

“Merger Consideration” has the meaning provided in Section 2.1.

“Nasdaq” means The Nasdaq Global Market.

“Non-Disclosure Agreement” means that certain Non-Disclosure and Confidentiality Agreement dated as of August 2, 2022 by and between Parent and the Company.

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“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means in the ordinary course of business of the Person, consistent with past practice before the date hereof.

“Organizational Documents” means the certificate or articles of incorporation and bylaws of a Person, as in effect from time to time including any amendments thereto.

“Parent Ordinary Shares” means the Class A Parent Ordinary Shares and the Class B Parent Ordinary Shares, collectively.

“Parent Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in Parent SEC Documents and the Additional Parent SEC Documents.

“Parent Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) changes or proposed changes in GAAP, (iv) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (v) general conditions in the industry in which Parent and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vi) actions or omissions taken by the Company or its Affiliates, (vi) actions or omissions taken by Parent or any of its Subsidiaries that is required by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (vii) the public announcement of the Transactions or the identity of Parent or the Company in connection with the Transaction, (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the event that caused such failure may be taken into account in determining whether a “Parent Material Adverse Effect” has occurred) or (ix) the failure by Parent to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which Parent or its Subsidiaries conducts business, but only to the extent of such disproportionate effect.

“Parent Preferred Shares” means the preferred shares of Parent, par value $0.0001.

“Parent Public Shares” means Parent Ordinary Shares issued as a component of Parent Units.

“Parent Public Shareholders” the shareholders of Parent who purchased Parent Units in the IPO.

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“Parent Share Redemption” means the election of an eligible (as determined in accordance with Parent’s Governing Documents) holder of Parent Ordinary Shares to redeem all or a portion of Parent Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Parent’s Governing Documents) in connection with Parent Proposals.

“Parent Share Redemption Amount” means the aggregate amount payable with respect to all Parent Share Redemptions.

“Parent Shareholder” means the holders of Parent Ordinary Shares.

“Parent Shareholder Meeting” the meeting of holders of Parent Ordinary Shares to be called for the purpose of soliciting proxies from the holders of Parent Ordinary Shares to, among other things, vote in favor of the adoption of this Agreement, the approval of the Merger and Parent Proposals.

“Parent Transaction Expenses” means all fees, expenses and disbursements incurred by or on behalf of Merger Sub or Parent for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the Transactions.

“Parent Unit” means a unit of Parent comprised of (a) one Parent Ordinary Share, and (b) one Parent Warrant.

“Parent Warrant” means the redeemable warrants included as a component of Parent Units.

“Per Share Merger Consideration” means the quotient obtained by dividing (a) the Merger Consideration by (b) the number of Aggregate Fully Diluted Company Ordinary Shares.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means only (a) Liens for Taxes not yet due and delinquent or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company or any of its Subsidiaries as presently conducted; (e) title of a lessor under a capital or operating lease; (f) Liens arising under Indebtedness to be paid at Closing; (g) Liens imposed by applicable securities Laws; (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or its Subsidiary’s Assets that are subject thereto; and (i) rights of first refusal, rights of first offer, proxy, voting trusts, voting agreements or similar arrangements.

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“Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint stock company, joint venture, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by Parent to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by Parent to all Company Shareholders in accordance with the terms of this Agreement.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Parent hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“Revenue” has the meaning provide in Section 2.8(a).

“Revenue Percentage” has the meaning provide in Section 2.8(a).

“Revenue Target” has the meaning provide in Section 2.8(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes “personal data”, which is information held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.

“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or IFRS, as applicable, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party. For the avoidance of doubt, OneShop Retail shall be considered a Subsidiary of the Company for purposes of this Agreement.

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“Tax” or “Taxes” means any and all federal, state, local, non-U.S. and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

“Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.

“Transaction Documents” refers, collectively, to this Agreement, the Registration Rights Agreement, the Lock-up Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transactions” refers collectively to the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Trust Amount” means the amount of cash available in the Trust Account following Parent Shareholder Meeting, after deducting the amount required to satisfy Parent Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Parent Transaction Expenses (including transaction expenses incurred, accrued, paid or payable by Parent’s Affiliates on Parent’s behalf), as contemplated by Section 7.8).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 11.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. The word “or” shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.

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(b) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.15 Parent Representative.

(a) The Parent, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as Parent Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 2.7; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Transaction Documents to which Parent Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Parent Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Parent Representative Documents; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Parent Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Parent Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Parent Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Parent Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Parent Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by Parent Representative shall be binding upon Parent and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.16 are irrevocable and coupled with an interest. The Parent Representative hereby accepts its appointment and authorization as Parent Representative under this Agreement.

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(b) The Parent Representative shall not be liable for any act done or omitted under any Parent Representative Document as Parent Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Parent shall indemnify, defend and hold harmless Parent Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of Parent Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of Parent Representative’s duties under any Parent Representative Document, including the reasonable fees and expenses of any legal counsel retained by Parent Representative. In no event shall Parent Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Parent Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Parent Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Parent Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Parent, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Parent Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Parent Representative under this Section 11.16 shall survive the Closing and continue indefinitely.

(c) The Person serving as Parent Representative may resign upon ten (10) days’ prior written notice to Parent and the Seller Representative, provided, that Parent Representative appoints in writing a replacement Parent Representative. Each successor Parent Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Parent Representative, and the term “Parent Representative” as used herein shall be deemed to include any such successor Parent Representatives.

Section 11.16 Seller Representative.

(a) Each Company Shareholder, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Loo See Yuen, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Transaction Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 2.7; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.17 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b) Any other Person, including Parent Representative, Parent and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Shareholders under any Seller Representative Documents. The Parent Representative, Parent and the Company hall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Shareholder shall have any cause of action against Parent Representative, Parent, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Parent Representative, Parent, the Company and the other Indemnified Parties shall not have any Liability to any Company Shareholder for any allocation or distribution among the Company Shareholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Shareholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other Parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Company Shareholder shall be made by the Seller Representative (except for a notice under Section 11.16(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Shareholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Shareholders, but the Seller Representative will not be responsible to the Company Shareholders for any losses that any Company Shareholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Shareholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.17 shall survive the Closing and continue indefinitely.

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(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Parent Representative and Parent in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Section 11.17 Publicity. Except as required by any Governmental Authority or Law including any applicable securities Law or stock exchange rule, in which case the party making the announcement shall use commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or as contemplated by this Agreement, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Parties hereto, which approval shall not be unreasonably withheld. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

Section 11.18 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named Parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Parent or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

The Parent:

TECHNOLOGY & TELECOMMUNICATION ACQUISITION CORPORATION

By:	/s/Tek Che Ng
Name:	Tek Che Ng
Title:	Chief Executive Officer

Merger Sub:

TETE TECHNOLOGIES SDN BHD

By:	/s/Tek Che Ng
Name:	Tek Che Ng
Title:	President

The Company:

Super Apps Holdings Sdn. BhD.

By:	/s/Wan Heng Chee
Name:	Wan Heng Chee
Title:	Director

The Parent Representative:

TECHNOLOGY & TELECOMMUNICATION LLC

By:	/s/Tek Che Ng
Name:	Tek Che Ng, Manager

The Seller Representative:

By:	/s/Loo See Yuen
Name:	Loo See Yuen

[Signature Page to Agreement and Plan of Merger]